Exhibit 4.8

OPTION AGREEMENT

(EXECUTIVE OFFICERS)

This Option Agreement is made as of _______ __, ____ (the “Agreement”), by and between PROTALIX BIOTHERAPEUTICS, INC., a corporation incorporated under the laws of the State of Delaware (the “Corporation”), and the following employee of the Corporation (the “Optionee”):

NAME:
ID:

WHEREAS, the Corporation maintains the Amended and Restated Protalix BioTherapeutics, Inc., 2006 Stock Incentive Plan, as may be amended from time to time, a copy of which is has been provided to the Optionee with this Agreement and forms an integral part hereof (the “Plan”); and

WHEREAS, the Corporation has determined that the Optionee be granted an option under the Plan to purchase shares of the Corporation’s common stock, par value US$ 0.001 per share (the “Shares”), and the Optionee has agreed to such grant, subject to all the terms and conditions as set forth in the Plan and as provided herein.

NOW, THEREFORE, it is agreed as follows:

1.            PREAMBLE AND DEFINITIONS

1.1.         The Preamble to this Agreement constitutes an integral part hereof.

1.2.         Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Plan.

2.            GRANT OF OPTIONS

2.1.         The Corporation hereby grants to the Optionee the number of Options set forth in Exhibit A hereto, each Option exercisable into 1 (one) Share, against payment of the Purchase Price specified in Exhibit A, subject to the terms and conditions set forth in the Plan and the terms and conditions set forth herein.

2.2.         The Optionee is aware that the Corporation intends to issue additional shares and to grant additional Options and other equity awards in the future to various entities and individuals, as the Corporation in its sole discretion shall determine.

2.3.         All Trustee 102 Options will be held in trust by a Trustee appointed by the Corporation in its sole discretion and approved pursuant to Section 102 of the Tax Ordinance and the rules, regulations, orders and procedures promulgated thereunder (“Section 102”).

2.4.         With respect to Trustee 102 Options, the Optionee hereby acknowledges that he/she is familiar with the provisions of Section 102, including without limitation the type of Options granted hereunder and the tax implications applicable to such grant.

2.5.         Trustee 102 Options, which shall be granted under the Plan and/or any Shares allocated or issued upon exercise of such Trustee 102 Options and/or other shares received subsequently following any changes in capitalization as specified in Section 10 of the Plan, shall be allocated or issued to the Trustee and held for the benefit of the Optionee for such period of time as required by Section 102 (the “Holding Period”). If the requirements for Trustee 102 Options are not met for any reason whatsoever, the Trustee 102 Options may be treated as Non-Trustee 102 Options, all in accordance with the provisions of Section 102.

2.6.         With respect to any Trustee 102 Option, subject to the provisions of Section 102, an Optionee shall not sell or release from trust any Trustee 102 Option or Shares received upon the exercise of a Trustee 102 Option and/or any right deriving from or in connection therewith, including, without limitation, in accordance with Section 10 of the Plan or any bonus shares or stock dividends issued in connection therewith, until the later of (i) the lapse of the Holding Period required under Section 102, and (ii) the Vesting Dates pursuant hereto and provided further that the Optionee has deposited with the Trustee the funds which, in the Trustee’s discretion, is sufficient and necessary for the discharge of such Optionee’s tax obligations with respect to such Options and/or Shares. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 shall apply to and any expenses and/or tax consequences therefrom shall be borne solely by the Optionee.

3.            PERIOD OF OPTION; VESTING

3.1.         The term of this Option Agreement shall commence on the Date of Grant as set forth in Exhibit A hereto and terminate on the earlier of the Expiration Date (as defined in Section 5.1 below), or the time at which the Option expires or terminates pursuant to the terms of the Plan or pursuant to the terms of this Agreement.

3.2.         Subject to the provisions of the Plan, Options shall vest and become exercisable according to the Vesting Dates set forth in Section 20(d) of the Plan, unless agreed otherwise as set forth in Exhibit A (the “Vesting Dates”), subject to Continuous Service of the Optionee on each applicable Vesting Date.

4.            METHOD AND CONDITIONS OF EXERCISE

4.1.         Subject to the terms of the this Agreement, the Plan and the Tax Ordinance, Options may be exercised by the Optionee by giving a written notice to the Corporation, in such form and method as may be determined by the Corporation (the “Exercise Notice”), which exercise shall be effected following receipt of such notice by the Corporation at its principal office, accompanied by payment of the Purchase Price in full in any of the means (or combination of means) allowed pursuant to the Plan. The notice shall specify the number of Shares with respect to which the Options are being exercised. In addition to the foregoing, the Corporation may have in place, from time to time, a system whereby the Optionee can exercise his/her Options directly on-line through the Trustee. In such cases, direct exercise by the Optionee through any such system shall be deemed the delivery of an Exercise Notice.

4.2.         Options may be exercised by the Optionee in whole at any time or in part from time to time, prior to the Expiration Date, to the extent that the Options become vested and exercisable in accordance with Exhibit A; provided, however, that such exercise is subject to the requirements of Section 102, Sections 4.4, 4.5 and the Optionee’s Continuous Service at all times during the period beginning on the Date of Grant and ending upon the date of exercise.

4.3.         The Corporation shall, following receipt of an Exercise Notice, take all reasonably necessary steps to forthwith comply therewith, and issue the Shares to the Trustee to be held by the Trustee in accordance with the provisions of Section 20 of the Plan. Subject to the terms hereof, the Trustee will transfer the Shares to the Optionee upon demand, but in case of Shares received in connection with the exercise of 102 Options, not prior to the end of the Holding Period, and in any event subject to the provisions of Section 102. If the Corporation is required to take any action with respect to the Shares before the issuance thereof, the issuance shall be delayed until all actions required have been taken. The Optionee agrees and acknowledges that the Options and/or Shares will not be transferred and released from the trust without deduction of applicable taxes at source or the deposit with the Trustee of funds which, in the Trustee’s opinion, are sufficient and necessary for the discharge of the such Optionee’s tax obligations with respect to the Options and/or Shares, and the Optionee authorizes the Trustee to execute any agreement with the Corporation in connection therewith. The Optionee hereby releases the Corporation and the Trustee from any liability in respect of any action or decision executed in pursuant to the Plan and this Agreement, or any Option or Share granted to him thereunder.

4.4.         Subject to the provisions of Section 4.5 below, upon any termination or expiration of Optionee’s Continuous Service, all Options granted to the Optionee will immediately expire such that the unvested portion of the Options will not vest, and the vested portion of the Options shall no longer be exercisable. A notice of termination of Continuous Service shall be deemed to constitute termination of employment or service unless such notice specifies a later day on which employment or notice is to terminate.

4.5.         Notwithstanding anything to the contrary herein above, an Option may be exercised after the date of termination of Optionee’s Continuous Service during an additional period of time beyond the date of such termination, but (a) only with respect to the number of Options already vested at the time of such termination according to the Vesting Dates (the “Qualified Options”), and (b) in no event after the Expiration Date of such Option, if: (i) termination is for reason other than Cause, Disability or death, any Qualified Option still in force and unexpired may be exercised within a period of twelve (12) months from the date of such termination; (ii) termination is the result of Disability or death of the Optionee, in which event any Qualified Option still in force and unexpired may be exercised within a period of twelve (12) months from the date of termination; (iii) within a period of twelve (12) months from the date of termination as set forth in Section 6 below; (iv) within fourteen (14) days from the date of termination for Cause; or (v) if prior to the date of such termination, the Administrator has authorized an extension of the terms of all or part of the Options beyond the date of such termination, then for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable.

4.6.         With respect to Non-Trustee 102 Options, if the Optionee ceases to be employed by the Corporation, the Optionee shall extend to the Corporation a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102.

4.7.         No fractional shares shall be issued upon the exercise hereof and any fractional shares, if any, shall be rounded to the lowest whole number.

5.            TERMINATION OF OPTION

Except as otherwise stated in this Agreement, the Options, to the extent not previously exercised and paid for, shall terminate forthwith upon the earlier of: (i) the expiration date set forth in Exhibit A hereto; (ii) the expiration of 10 years from the Date of Grant, and (iii) the expiration of any extended period in any of the events set forth in Section 4.5 above (and any such earlier date shall be referred to as the “Expiration Date”), and the right to acquire the Shares underlying the Options shall terminate, all interests and rights of the Optionee in and to the same shall ipso facto expire, and, in the event that in connection therewith any Options are still held by the Trustee as aforesaid, the trust with respect thereto shall ipso facto expire.

6.            CORPORATE TRANSACTIONS AND CHANGE OF CONTROL

Notwithstanding anything herein or in the Plan to the contrary, in the event of a Corporate Transaction or Change in Control, all of the Shares underlying the Options shall vest automatically and immediately.

7.            RIGHTS PRIOR TO EXERCISE OF OPTION; LIMITATIONS AFTER PURCHASE OF SHARES

7.1.         Subject to the provisions of Section 7.2 below, the Optionee shall not have any of the rights or privileges of a stockholder of the Corporation in respect of any Shares purchasable upon the exercise of any Option unless and until, following exercise and discharge by the Optionee of all its obligations in connection therewith (including the payment of applicable aggregate Purchase Price for the Shares issued upon exercise of the Options and any applicable taxes), the Optionee is registered as holder of such Shares in the Corporation’s register of stockholders and in case of Options and Shares held by the Trustee, subject always to the provisions of Section 20 of the Plan.

7.2.         No Option granted hereunder, whether fully paid or not, may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

7.3.         Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

7.4.         As long as the Shares are held by the Trustee in favor of the Optionee, all rights the latter possesses over the Shares shall be personal, and may not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

7.5.         The Shares issued to the Optionee shall be subject to such restrictions as required by any applicable securities law or the Corporation (including any lock up undertaking).

7.6.         Until registered in the name of the Optionee, Shares eligible for voting shall be voted by an irrevocable proxy a copy of which is attached hereto as Exhibit B. Those empowered under the Proxy shall be indemnified and held harmless by the Corporation against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Corporation) arising out of any act or omission to act in connection with the voting of such proxy unless arising out of such person’s own fraud, bad faith or gross negligence, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the person(s) may have as a director, officer or otherwise under the Corporation’s Certificate of Incorporation, any agreement, any vote of stockholders or directors, insurance policy or otherwise.

7.7.         The Optionee acknowledges that its right to sell Shares may be subject to some representations or undertakings on its part as well as other limitations, as set forth by the Corporation or, in the event the Corporation’s shares are registered for trading in any public market, by the Corporation or its underwriters. In any such events, the Optionee will unconditionally agree to any such limitations as well as to make such representations, and perform such undertakings.

7.8.         The Optionee shall not dispose of any Shares in transactions which violate, in the opinion of the Corporation, any applicable laws, rules and regulations.

7.9.         The Optionee agrees that the Corporation shall have the authority to endorse upon the certificate or certificates representing the Shares such legends referring to any applicable representations and undertakings of the Optionee as well as other applicable limitations and restrictions as it may deem appropriate.

7.10.       The Optionee agrees that he or she will not effect any sale or other disposition of Shares underlying the options granted to the Optionee under this Agreement, unless upon such sale or other disposition of Shares and after giving effect to the number of Shares so sold, the Optionee will retain, in the aggregate, a number of shares of common stock of the Corporation, including shares underlying outstanding stock options (provided that, as of the date of such sale, such options have an exercise price that is lower than the market price of the common stock on the date of sale), that have an aggregate market value, based on the market price of the Corporation’s common stock on the date of sale or other disposition, equal to not less than the annual base salary of the Optionee. The restrictions set forth in this Section 7.10 shall terminate automatically, and cease to have any force or effect upon the earlier of a Change of Control or a Corporate Transaction, and the eighth anniversary of the Date of Grant. The restrictions set forth in this Section 7.10 shall also terminate automatically, and cease to have any force or effect upon; if the Optionee ceases to perform Continuous Services.

8.            SHARES SUBJECT TO PLEDGE

Unless otherwise prohibited by law and notwithstanding anything to the contrary, if at the time at which any of the Options granted hereunder is exercised, Optionee is indebted to the Corporation (or any Related Entity) for any reason, then any Shares to be issued upon such exercise shall automatically be pledged against Optionee’s outstanding indebtedness, as deemed appropriate by the Administrator.

9.            GOVERNMENT REGULATIONS

The Plan, the grant and exercise of Options hereunder, and the obligation of the Corporation to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules and regulations, whether of the State of Israel or of the United States or any other state having jurisdiction over the Corporation and the Optionee, including without limitation, the U.S. Securities Act of 1933 and the Israeli Securities Law and or any applicable securities law, and to such approvals by any governmental agencies or national securities exchanges as may be required.

10.          CONTINUOUS SERVICE

This Agreement, and the grant of Options set forth herein, shall not confer upon the Optionee any right with respect to the Optionee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Corporation or any Related Entity to terminate the Optionee’s Continuous Service at any time, with or without cause, including but not limited to, Cause, and with or without notice. The ability of the Corporation or any Related Entity to terminate the employment of the Optionee, who is employed at will, is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Agreement and the grant of Options set forth herein.

11.          GOVERNING LAW & JURISDICTION

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Agreement and/or the Plan.

12.          TAX CONSEQUENCES

12.1.       To the extent permitted by applicable law, any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act hereunder (whether taken by the Corporation, a Related Entity, the respective affiliates, the Trustee or the Optionee), shall be borne solely by the Optionee. The Corporation, a Related Entity and/or the Trustee is authorized to withhold taxes according to the requirements under applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee hereby agrees to indemnify the Corporation, any Related Entity and/or the Trustee and hold them harmless against and from any and all liability for or in connection with any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

12.2.       The Optionee will not be entitled to receive from the Corporation, any Related Entity and/or the Trustee nor will the Trustee be required to release any Shares allocated or issued upon the exercise of Options prior to the full payment by the Optionee of the tax liabilities arising from the Options granted to him or her and/or the Shares issuable upon the exercise of such Options. Neither the Corporation nor the Trustee shall be required to release any share certificate to the Optionee until all payments required to be made by the Optionee, in the Trustee’s opinion, have been fully satisfied.

12.3.       The Corporation makes no representations or warranties regarding the tax treatment in connection with any aspect of the grant of any Option hereunder, including the exercise of the Option and the subsequent sale of Shares issued upon such exercise.

12.4.       The receipt of the Options and the acquisition of the Shares to be issued upon the exercise of the Options may result in tax consequences. THE OPTIONEE IS ADVISED TO CONSULT A TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING THE OPTIONS OR DISPOSING OF THE SHARES.

13.          DISCRETIONARY GRANT; NO WARRANTY AS TO FINANCIAL GAIN OR LOSS.

13.1.       The grant of Options under the Plan is made at the discretion of the Administrator. The grant of an Option at a certain time does not in any way entitle the Optionee to any future Option grant.

13.2.       The Corporation makes no express or implied promise or warranty as to the financial gain to be achieved or loss to be incurred through participation in the Plan and grant of Options hereunder.

14.          FAILURE TO ENFORCE NOT A WAIVER

The failure of any party to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

15.          PROVISIONS OF THE PLAN

15.1.       Without derogating from Section 15.3 below, the Options provided for herein are granted pursuant to the Plan, and said Options and this Agreement are in all respects governed by and subject to the terms and conditions of the Plan including all obligations on the Optionee, restrictions or limitations set forth therein with respect to the grant of Options or the Optionee’s eligibility to exercise such Options or receive or sell Shares covered thereby (or any other issue in connection with the foregoing) whether or not such obligations, restrictions or limitations are stipulated herein.

15.2.       Without derogating from Section 15.3 below, any interpretation of this Agreement will be made in accordance with the Plan and in the event there is any contradiction between the provisions of this Agreement and the Plan, the provisions of the Plan will prevail.

15.3.       Notwithstanding anything to the contrary (including the provisions of Sections 15.1 and 15.2): (a) Exhibit A to this Agreement and Section 7 hereof will prevail over the terms of the Plan; and (b) any provisions of this Agreement imposing obligations on the Optionee, any restrictions or limitations with respect to the grant of Options hereunder or the Optionee’s eligibility to exercise such Options or receive or sell Shares covered thereby (or any other issue in connection with the foregoing), beyond the obligations, restrictions or limitations in connection therewith set forth in the Plan, shall be of full force and effect, be deemed additional to, and not substitutive for, the obligations, restrictions and limitations in connection therewith set forth in the Plan and shall not be derogated thereby.

16.          BINDING EFFECT

This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties hereof.

17.          NOTICES

All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered mail or delivered by facsimile with written confirmation of receipt, to the Optionee at his or her address included in the Corporation’s records and/or to the Corporation at the address below, or at such other place as the Corporation may designate by written notice to the Optionee:

PROTALIX BIOTHERAPEUTICS, INC.

c/o Protalix Ltd.

2 Snunit Street, Science Park

P.O. Box 455

Carmiel 2161401, Israel

Facsimile: 972-4-9889489
Attn: Chief Financial Officer

The Optionee is responsible for notifying the Corporation in writing of any change in the Optionee’s address, and the Corporation shall be deemed to have complied with any obligation to provide the Optionee with notice by sending such notice to the address indicated above or such changed address as to which it has been notified as specified herein, as applicable.

18.          ENTIRE AGREEMENT

This Agreement and the Plan exclusively conclude all the terms of the Optionee’s Options, and annul and supersede any other agreement, arrangement or understanding, whether oral or in writing, relating to the grant of Options covered by this Agreement to the Optionee. Any change of any kind to this Agreement will be valid only if made in writing and signed by both the Optionee and the Corporation’s authorized representative and has received the approval of the Administrator.

IN WITNESS WHEREOF, the Corporation executed this Agreement as of the date first set forth above.

PROTALIX BIOTHERAPEUTICS, INC.

By:
Name:
Title:

The Optionee acknowledges receipt of a copy of the Plan and the Prospectus and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Agreement and the Plan (and the Prospectus) including all of the terms and provisions thereof. The Optionee has reviewed the Plan, the Prospectus and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Agreement and the Plan (and the Prospectus). The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any question arising under the Plan or this Agreement. The Optionee further agrees to notify the Corporation upon any change in the residence address indicated above.

EXHIBIT A

Terms of the Options

Name of the Optionee:

Designation:	⌧Trustee 102 Options (Capital Gains Options) / ◻Non-Trustee 102 Options

Aggregate Number of Options Granted:

Date of Grant:	_______ __, ____

Purchase Price per Share:

Vesting Dates:

Expiration Date:	_______ __, ____

NAME	DATE

EXHIBIT B

PROXY

The undersigned hereby grants an irrevocable proxy to the Trustee under the Amended and Restated Protalix BioTherapeutics, Inc., 2006 Stock Incentive Plan, as amended (the “Plan”), to vote all shares issued upon the exercise of Options by the undersigned at all meetings of the stockholders of Protalix Biotherapeutics, Inc. (the “Corporation”), and to sign all written resolutions of the stockholders of the Corporation on behalf of the undersigned, including the right to waive on behalf of the undersigned all minimum notice requirements for meetings of stockholders of the Corporation, and hereby authorize and grant a power of attorney to the Trustee as follows:

Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Plan. The undersigned hereby authorizes and grants power of attorney to the Trustee for as long as any Shares and/or Options which were allotted or granted on my behalf are held by the Trustee or registered in my name, or for as long as the certificates representing any shares are held by the Trustee, to exercise every right, power and authority with respect to the Shares and/or Options and to sign in my name and on my behalf any document (including any agreement, including a merger agreement of the Corporation or an agreement for the purchase or sale of assets or shares (including the shares of the Corporation held on my behalf) and any and all documentation accompanying any such agreements, such as, but not limited to, decisions, requests, instruments, receipts and the like), and any affidavit or approval with respect to the Shares and/or Options or to the rights which they represent in the Corporation in as much as the Trustee shall deem it necessary or desirable to do so. In addition and without derogating from the generality of the foregoing, I hereby authorize and grant power of attorney to the Trustee to sign any document as aforesaid and any affidavit or approval and/or to make and execute any undertaking in my name and on my behalf if the Trustee shall, at its sole discretion, deem that the document, affidavit or approval is necessary or desirable for purposes of any placement of securities of the Corporation, whether private or public (including lock-up arrangements and undertakings), whether in Israel or abroad, for purposes of a merger of the Corporation with another entity, whether the Corporation is the surviving entity or not, for purposes of any reorganization or recapitalization of the Corporation or for purposes of any purchase or sale of assets or shares of the Corporation.

This Proxy and Power of Attorney shall be interpreted in the widest possible sense, in reliance upon the Plan and upon the goals and intentions thereof.

This proxy shall remain in effect until the earlier of the consummation of a Corporate Transaction or Change in Control.

NAME	DATE